Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of The Mosaic Company, Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC for the solicitation of consents and registration of guarantees of certain debt securities issued by IMC Global Inc. (now known as Mosaic Global Holdings Inc.) and Phosphate Resource Partners Limited Partnership (which merged with and into Phosphate Acquisition Partners L.P. and no longer exists as a separate company), and to the incorporation by reference therein of (1) our report, dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, with respect to the consolidated financial statements of IMC Global Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, and (2) our report, dated January 30, 2004, except for Notes 6 and 7, as to which the date is March 1, 2004, with respect to the consolidated financial statements, as amended, of Phosphate Resource Partners Limited Partnership included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Chicago, Illinois

November 10, 2004